                                                                    Exhibit 10.7


                          TRANSITION SERVICES AGREEMENT

     This TRANSITION SERVICES AGREEMENT (this "Agreement") is entered into as of the 16th day of August, 2002 (the "Closing Date") by and among REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC, a Delaware limited liability company ("Republic"), NIMISHILLEN & TUSCARAWAS, LLC, a Delaware limited liability company ("NT"), REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC, a Delaware limited liability company ("Holdings"), BLISS & LAUGHLIN, LLC, a Delaware limited liability company ("Bliss," and together with Republic, Holdings and NT, collectively, "Seller"), REPUBLIC ENGINEERED PRODUCTS LLC, a Delaware limited liability company ("Purchaser") and, solely for the purpose of consenting to this Agreement, THE BANK OF NEW YORK, as indenture trustee and collateral agent under the RTI Indenture (as defined below). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement (as hereinafter defined).

                                   WITNESSETH

     WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement dated as of June 7, 2002 (as amended and supplemented, the "Asset Purchase Agreement") pursuant to which Purchaser has agreed to purchase certain assets of Republic;

     WHEREAS, the Excluded Assets retained by Seller and set forth on Schedule I attached hereto (the "Transition Assets") are important to facilitate the use of the Purchased Assets by Purchaser;

     WHEREAS, the wind down of Seller's bankruptcy estate will require the assistance of Purchaser;

     WHEREAS, in order to support the continued and uninterrupted operation of the Business, Seller and Purchaser wish to enter into an agreement as contemplated and required by the Asset Purchase Agreement whereby each party agrees to supply certain transitional and support services to the other party in accordance with the terms and conditions of this Agreement during the periods referred to herein to facilitate an orderly transition of the Business;

     WHEREAS, the execution and delivery of this Agreement is required by
Article X of the Asset Purchase Agreement as a condition to the closing of the transaction contemplated thereunder;

     WHEREAS, The Bank of New York serves as Successor First Mortgage Trustee for the 13-3/4% Secured Notes under the terms of an indenture dated as of August 13, 1999 (the "RTI Indenture") by and among Republic and RTI Capital Corp., as Issuers, Holdings, NT, Bliss and Canadian Drawn Steel Company Inc., as Guarantors of the 13-3/4% senior secured notes due 2009 (the "RTI Notes") and United States Trust Company of New York, as predecessor trustee to The Bank of New York; and

     WHEREAS, CFSC Wayland Advisors, Inc. and Varde Partners, Inc. (together, the "RTI Majority Noteholders") have advised Seller and Purchaser that they currently hold or manage funds that own, in the aggregate, a majority of the principal amount of the RTI Notes, and as such have certain rights under the RTI Indenture;

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                    SERVICES

           1.1 Transition Services.

           (a) Upon the terms and subject to the conditions set forth in this Agreement, Seller shall provide to Purchaser certain transitional and support services as set forth in Schedule I attached hereto (hereinafter referred to individually as a "Service" or collectively as the "Services") until the expiration of the Term or Renewal Term (each as hereinafter defined) unless terminated earlier pursuant to Article V hereof. Upon the shutdown of any Transition Asset during the Term or any Renewal Term, such asset will cease to be a Transition Asset hereunder.

           (b) Without limiting the foregoing, each party shall use commercially reasonable efforts to make its personnel available to respond to reasonable questions from the other party's personnel relating to the Business and shall provide all assistance reasonably requested to ensure a smooth transition to Purchaser's ownership and operation of the Business and Seller's wind down of its bankruptcy estate. At the reasonable request of Purchaser, Seller shall meet with representatives of Purchaser to discuss matters relating to the Services that Seller provides to Purchaser under this Agreement. During the Term or any Renewal Term of the Agreement, Purchaser shall provide to Seller reasonable access during the normal business hours of Purchaser and upon reasonable prior written notice to Purchaser, to any books and records of Purchaser that constitute Purchased Assets under the Asset Purchase Agreement for use in connection with the wind down of Seller's bankruptcy estate. Any services to be provided pursuant to this paragraph shall be on reasonable terms and reasonable advance notice and shall not interfere with the ordinary course operation of the business of Purchaser.

           (c) Except as otherwise provided herein, the attached Schedule I is subject to change only upon the parties mutual written consent. To the extent the Schedule is incomplete as of the date hereof in describing a Service, the parties shall use good faith efforts to complete such Schedule as promptly as practicable. Any element of a Service reflected on any such amended Schedule shall thereafter be deemed a part of the "Service".

           (d) In addition to the Services, the parties hereto acknowledge that there may be additional services which have not been identified on Schedule I and which may be necessary to operate the Business following the Closing Date or a need during any Term or Renewal Term to extend the projected shutdown date for one or more Transition Assets. If, within one hundred and eighty (180) days of the Closing Date, any such additional services, or such extensions of the shutdown date, are identified and requested by either party, such other services shall be provided, or such shutdown date(s) shall be extended, if the other party consents to the provision of such additional services or such extensions, which consent shall not be unreasonably withheld, at a cost to be negotiated in good faith. Such additional services shall not include anything excluded by Section 3.2 hereof. In the event the additional services requested pursuant to this Section 1.1(d) are materially different from the Services identified on Schedule I or involve Excluded Assets other than the Transition Assets, such additional services may only be provided with the prior written consent of the RTI Majority Noteholders. Nothing in this Section 1.1(d) shall result in any extension of the Term or any Renewal Term except as provided in Section 5.1.

           1.2 No Liens. None of the actions taken by Purchaser or Seller under this Agreement shall result in any lien or encumbrance to be placed on or asserted against the Excluded Assets, including the Transition Assets, that are subject to the lien of the trustee and the collateral agent for the holders of the RTI Notes, other than, with respect to the Transition Assets only, mechanics liens that may arise in the ordinary course as a result of normal maintenance or repairs performed during the Term or any Renewal Term with respect to the Transition Assets which mechanics liens shall be the obligation of Seller to satisfy.

           1.3 Agreements to be Assumed and Assigned. Schedule II sets forth a list of certain executory contracts and unexpired leases, other than the Purchased Contracts assigned by Seller to Purchaser at Closing, that Seller wishes to assign to Purchaser and Purchaser wishes to assume pursuant to Section
8.15 of the Asset Purchase Agreement following the Closing (the "Additional Contracts"). Unless and until any such Additional Contract shall have been assumed by and assigned to Purchaser, Seller and Purchaser shall cooperate to establish an arrangement satisfactory to Purchaser and Seller under which Purchaser would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations thereunder (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming and agreeing to pay Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. In such event, (i) Seller will promptly pay to Purchaser, when received, all moneys received by it under any such Additional Contract or any claim, right or benefit arising thereunder, and (ii) Purchaser will promptly pay, perform or discharge, when due, any and all obligations and liabilities arising thereunder, other than those being contested in good faith.

                                   ARTICLE II

                                  SERVICE FEES

           2.1 By Purchaser.

           (a) During the Term or any Renewal Term of the Agreement, Purchaser shall reimburse Seller for any actual, documented and reasonable costs incurred by Seller that arise from providing the Services for Purchaser, including the costs of operating any Transition Assets, costs associated with materials owned or acquired by Seller that are necessary to provide the Services, and costs (including salary and the benefits listed on Schedule I) of employing Seller's employees involved in providing the Services. Services involving security, environmental compliance, and asset sale activities for the Excluded Assets, including, without limitation, the Transition Assets, are the sole and exclusive responsibility and obligation of Seller. Without limiting the generality of the foregoing, Purchaser shall have no responsibility or obligation to cause Seller to maintain the operation of the Excluded Assets, including, without limitation, the Transition Assets, in compliance with any applicable Environmental Laws.

           (b) As contemplated by the Asset Purchase Agreement and defined therein as Installment Payments, Purchaser shall pay a fee in an aggregate amount of Five Million U.S. Dollars ($5,000,000.00) to compensate Seller for Seller's operation of the Transition Assets (the "Services Fee") as contemplated in this Agreement. The Services Fee shall be paid by Purchaser for the benefit of the holders of outstanding RTI Notes to The Bank of New York, as successor to United States Trust Company of New York, the trustee under the RTI Indenture, or such other agent as designated in writing by the holders of a majority of the outstanding face amount of the RTI Notes. The Services Fee shall be paid in five
(5) equal monthly installment payments of One Million U.S. Dollars ($1,000,000.00) each commencing thirty (30) days after the Closing Date and ending six (6) months after the Closing Date. In the event Purchaser fails to pay any such installment payment when due or any other amounts due under this
Section 2.1(b), the RTI Majority Noteholders, on behalf of the holders of RTI Notes, may take any action available at law or in equity to enforce the payment of such installment payment under this Section 2.1(b).

           (c) Purchaser shall reimburse Seller for any actual, documented and reasonable out-of-pocket expenses that are paid by Seller to third-party service providers in the ordinary course of business consistent with past practice to the extent any Services are provided through such third party service providers during the Term or Renewal Term of the Agreement.

           2.2 By Seller. Seller shall reimburse Purchaser for any actual, documented and reasonable out-of-pocket costs that are incurred by Purchaser in providing assistance to Seller, at Seller's request, in the wind down of Seller's bankruptcy estate.

                                   ARTICLE III

                             LIMITATION OF LIABILITY

           3.1 Except as otherwise expressly provided in this Agreement, in no event shall any party be liable for any indirect, special, incidental, consequential or punitive damages resulting from such party's performance or failure to perform or breach under this Agreement, or the furnishing, performance or use of any Services provided pursuant hereto, whether due to breach of contract, breach of warranty, negligence or otherwise, regardless of whether the nonperforming party was advised of the possibility of such damages or not.

           3.2 During the Term or any Renewal Term of the Agreement, Seller shall be solely responsible for the control, management, supervision and performance of all environmental compliance and waste management activities relating to the Services to be provided by Seller pursuant to this Agreement and with respect to the operation of the Excluded Assets, and Purchaser shall have no right, responsibility or obligation to control, manage, supervise or perform any such environmental compliance or waste management activities. All environmental records generated by the Seller in performing the Services shall clearly indicate that the Seller bears sole responsibility for all environmental compliance and waste management activities. The performance of the Services by Seller and the provisions of this Agreement shall not be construed to mean that the Purchaser is the operator of any Excluded Asset, or that the Purchaser has arranged for the disposal of any solid or hazardous waste generated by the Seller in the performance of the Services or in the operation of the Excluded Assets.

                                   ARTICLE IV

                                 CONFIDENTIALITY

     4.1 Confidentiality. Each party agrees that all confidential information disclosed to it in connection with the transactions contemplated by this Agreement shall be held in confidence in accordance with the terms of and in the manner contemplated by Section 8.3 of the Asset Purchase Agreement, except that the period during which such information shall be maintained in confidence shall be two years.

     4.2 Care and Inadvertent Disclosure. With respect to any confidential information, each party agrees as follows:

     (a) It shall use the same degree of care in safeguarding the confidential information of the other party as a reasonably prudent person would use to safeguard its own confidential information; and

     (b) upon the discovery of any inadvertent disclosure or unauthorized use of the confidential information of the other party, or upon obtaining notice of such a disclosure or use from the other party, it shall take all reasonable actions to prevent any further inadvertent disclosure or unauthorized use.

     4.3 Ownership and Maintenance of Data. All records, data files (and the data contained therein), input materials or data or other information, reports and other materials that Seller receives, computes, develops, processes or stores for Purchaser (collectively the "Data") pursuant to this Agreement after the Closing Date will be the exclusive property of Purchaser, and Seller shall not possess any interest, title, lien or right in connection therewith. Seller shall safeguard the Data from disclosure to third parties with the same degree of care exercised by reasonably prudent persons engaged in similar business. Data shall not be utilized by Seller for any purpose other than in support of Seller's obligations hereunder or to the extent necessary to facilitate the sale of the Excluded Assets and the wind down of Seller's bankruptcy estate. Neither the Data nor any part thereof shall be disclosed, sold, assigned, leased or otherwise disposed of to third parties by Seller or commercially exploited by or on behalf of Seller, except to the extent that disclosure of such Data to a governmental entity or to a court of law is required to comply with environmental or other regulatory requirements, or with a judicial decree or order. Upon termination of any Service provided hereunder, Seller shall provide Purchaser reasonable access to retained Data for a period not to exceed ninety
(90) days following said termination, whereupon, upon Purchaser's request, such Data will be transferred to Purchaser at Purchaser's cost, except in the event of termination by Purchaser under Section 5.3 by reason of Seller's material breach, in which case such transfer will be made at Seller's cost.

     4.4 Access to Data. For a period of two (2) years from the date hereof, Purchaser shall provide to Seller reasonable access during the normal business hours of Purchaser and upon reasonable prior written notice to Purchaser, to any Data to the extent necessary in connection with the wind down of Seller's bankruptcy estate or to facilitate the sale of the Excluded Assets. Any such access shall be on reasonable terms and reasonable advance notice and shall not interfere with the ordinary course operation of the business of Purchaser.

     4.5 Information for RTI Majority Noteholders. Seller and Purchaser shall provide to the RTI Majority Noteholders or their counsel any information reasonably requested by any such party regarding the use and operation of the Transition Assets in connection with this Agreement, provided that such party executes and delivers to Seller and Purchaser a confidentiality agreement in form and substance reasonably acceptable to Seller and Purchaser.

                                    ARTICLE V

                              TERM AND TERMINATION

     5.1 Term. Subject to earlier termination pursuant to the terms and conditions contained herein, this Agreement shall commence on the Closing Date and shall remain in full force and effect for a period of seven (7) months (the "Term"). Purchaser may elect to extend the Term for successive periods of two
(2) months (each, a "Renewal Term") by providing Seller with written notice thereof at least two (2) Business Days prior to the expiration of the then current Term or Renewal Term; provided, that any further Renewal Term following the first Renewal Term shall require the prior written consent of the RTI Majority Noteholders.

     5.2 Termination by Mutual Agreement. The Agreement may be terminated at any time upon the mutual written agreement of the parties.

     5.3 Termination For Cause. The occurrence of any one or more of the following events shall constitute an event of default and grounds for termination of this Agreement by either party:

     (a) Immediately upon written notice, if a party violates any covenant of confidentiality obligation contained in this Agreement or otherwise discloses, uses, permits the use of, copies, duplicates, records, transmits or otherwise reproduces any confidential information without the other party's prior written approval; or

     (b) If a party fails to perform or breaches in any material respect any covenant, obligation, or term in this Agreement and does not cure such failure to perform or breach within thirty (30) days after written notice thereof from the non-breaching party.

     5.4 Termination by Purchaser. Notwithstanding the foregoing, Purchaser may terminate any Service or Services provided pursuant to this Agreement upon thirty (30) days prior written notice to Seller.

     5.5 Survival of Obligations. Any termination or expiration of this Agreement shall not relieve either party of its respective obligations under this Agreement including, without limitation, the obligations of such party set forth in Articles II, IV and VI of this Agreement.

                                   ARTICLE VI

                               COVENANTS OF SELLER

     6.1 Maintenance of Transition Assets. During the Term of this Agreement and subject to Section 5.1, Seller shall continue to operate each Transition Asset, from the date hereof until the shutdown date for such Transition Asset set forth on Schedule I, in the ordinary course of business to provide the Services to Purchaser pursuant to this Agreement; provided however, that Seller may, in accordance with Section 6.3 hereof sell any such asset and cease to operate such asset and perform the Services related to such asset. Without limiting the generality of the foregoing, during the Term of this Agreement and subject to
Section 5.1, Seller shall continue to provide security services, insurance, permits, utilities, adequate staffing and reasonable maintenance for each Transition Asset on the same or substantially similar terms as existed prior to the Closing. Subject to Section 5.1, in the event the Services requiring the use of any Transition Asset set forth on Schedule I cannot be completed before the shutdown date for such Transition Asset, Seller shall continue to operate such Transition Asset in accordance with this Section 6.1 until the completion of such Services. This Section 6.1 shall no longer apply to any Transition Asset that has been sold or otherwise transferred in accordance with Section 6.3 hereof.

     6.2 Access to Excluded Plants. During the Term or any Renewal Term of this Agreement, Seller shall grant Purchaser, the RTI Majority Noteholders and their designees access to the Excluded Plants during normal business hours for the purpose of removing or transporting any Purchased Assets or, at the request of Seller, to facilitate the sale of any Excluded Assets. Purchaser shall not remove or transport Excluded Assets from the Excluded Plants or any other location except, at the direction of Seller, to assist Seller in the wind down of its bankruptcy estate.

     6.3 Sale of Transition Assets. During the Term or any Renewal Term of this Agreement, Seller shall not sell or otherwise transfer any Transition Assets to any third party other than in accordance with the RTI Indenture and without giving 60 days prior written notice thereof to Purchaser during the Term or any Renewal Term, provided that such 60 days notice shall not have the effect of extending the Term or any Renewal Term.

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of legal counsel, investment bankers and accountants) with respect to the transactions contemplated by this Agreement, except as otherwise expressly provided herein.

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

     7.2 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument signed by the parties hereto.

     7.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given: (a) when received if given in person or by courier or a courier service;
(b) on the date of transmission if sent by telex, facsimile or other wire transmission; or (c) three (3) business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Purchaser:                    With required copies to (which shall not
                                    constitute notice):

Republic Engineered Products LLC
3770 Embassy Parkway                KPS Special Situations Fund, L.P.
Akron, Ohio   44333                 200 Park Avenue, 58th Floor
Attention:  Joseph Lapinsky         New York, New York  10166
                                    Attention: Michael Psaros

                                             --and--

                                    Hunt Investment Group, L.P.
                                    Fountain Place
                                    1445 Ross Avenue
                                    Dallas, Texas   75202-2785
                                    Attention: Philip A. Arra, Jr.

                                             --and--

                                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                    590 Madison Avenue
                                    New York, New York  10022
                                    Attention:  Stephen B. Kuhn

                                             --and--

                                    Vinson & Elkins, L.L.P.
                                    666 Fifth Avenue, 26th Floor
                                    New York, New York  10103
                                    Attention: Steven Abramowitz

                                             --and with respect to material notices--

                                    the Majority Noteholders and their counsel as set
                                    forth below

If to Seller:                       With required copies to (which shall not
                                    constitute notice):

Republic Technologies International, LLC        McDonald, Hopkins, Burke & Haber Co., L.P.A.
[confirm post-closing address]                  2100 Bank One Center
Attention:  Kenneth Hazard                      600 Superior Avenue, E.
                                                Cleveland, Ohio   44114-2653
                                                Attention: Shawn Riley

                                                         --and--

                                                Weil, Gotshal & Manges LLP
                                                767 Fifth Avenue
                                                New York, New York 10153-0119
                                                Attention: Simeon Gold

                                                         --and with respect to material notices--

                                                the Majority Noteholders and their counsel as set forth
                                                below

If to the RTI Majority Noteholders:             With required copies to (which shall not
                                                constitute notice):

CFSC Wayland Advisers, Inc.                     Chapman and Cutler
12700 Whitewater Drive                          111 West Monroe Street
Minnetonka, MN  55343                           Chicago, Illinois  60603
                                                Attention: James E. Spiotto

John Foley
952.984.3054 (direct)
952.984.3913 (fax)
john_e_foley@cargill.com

Steve Adams
952.984.3404 (direct)
952.984.3913 (fax)
steven_adams@cargill.com

Varde Partners, Inc.
3600 West 80th Street - Suite 425
Minneapolis, MN 55431

Jeremy D. Hedberg
952.893.1554 (direct)
952.893.9613 (fax)
hedberg@vardepartners.com
or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     7.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     7.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.6 Headings. The headings preceding the text of articles and sections included in this Agreement and the headings to schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

     7.7 Interpretation. Unless otherwise indicated, words describing the singular number shall include the plural and vice versa, and words denoting each gender shall include the other gender and words denoting natural persons shall include corporations and partnerships and vice versa. The use of the terms "including" or "includes" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Unless otherwise indicated, references to articles, sections, subsections or schedules shall refer to those portions of this Agreement. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

     7.8 Applicable Law. The validity, construction and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law of such state, and, to the extent applicable, the Bankruptcy Code.

     7.9 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement shall be brought in the Bankruptcy Court. If the Bankruptcy Court does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (a) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of New York, (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding, (c) consents that any such action or proceeding may be brought in such court and waives any objection that such party may now or hereafter have to the venue jurisdiction or that such action or proceeding was brought in an inconvenient court, and (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 6.3 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law). Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

     7.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by Seller without the written consent of Purchaser. Purchaser may assign this Agreement without the written consent of Seller but may not assign this Agreement without the written consent of the RTI Majority Noteholders unless such assignment is to an Affiliate of Purchaser.

     7.11 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective assigns, directors, officers, employees, stockholders, managers, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding the foregoing, the holders of the RTI Notes, including the RTI Majority Noteholders, are third party beneficiaries with respect to Section 2.1(b) and Section 5.1.

     7.12 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     7.13 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by Law, in equity or otherwise.

     7.14 Entire Understanding. This Agreement, together with the schedules attached hereto, sets forth the entire agreement and understanding of the parties hereto with respect to the matters described herein and supersedes any and all prior agreements, arrangements and understandings among the parties with respect thereto.

     7.15 Relationship of the Parties. Each party hereto shall perform the services described hereunder as an independent contractor and no joint venture, partnership, employment or agency relationship is created by this Agreement. Neither party shall have, nor shall either party hold itself out as having, any power or right, either express or implied, to bind the other party contractually unless such other party shall consent thereto in writing. The employees who provide the Services shall remain at all times employees of Seller, and at no time shall any employee of Seller become, or be considered to become, an employee of Purchaser. Seller shall have the sole right and obligation to control, supervise, hire, terminate, direct and pay salary and benefits to the employees providing the Services, and Purchaser shall have no such rights or obligations.

     7.16 Force Majeure. Any delay or failure in performance hereunder by either party, except with respect to the payment of any amounts hereunder, shall be excused if and to the extent caused by occurrences beyond such party's reasonable control, including but not limited to, decrees or restraints of governments, acts of God, strikes, walk-outs or other labor disturbances affecting the delivery of supplies or raw materials to either party, civil commotion, sabotage, or other similar causes beyond such party's reasonable control; provided, however, that the affected party shall promptly notify the other party in writing of the nature and expected duration of such force majeure, and in any event, if such force majeure continues for more than ninety
(90) days, the non-affected party shall have the right to terminate the Agreement upon written notice to the other party.

     7.17 Publicity. No party shall, without the prior written approval of the other party, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law or pursuant to a lawful request of a Governmental Authority and except as may be required by the rules or regulations of any securities exchange; provided that, prior to issuing any such release, the issuing party shall provide the other party in interest with a reasonable opportunity to review such release.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                       REPUBLIC TECHNOLOGIES
                                       INTERNATIONAL, LLC,
                                         a Delaware limited liability company

                                       By: /s/ Joseph A. Kaczka
                                           ----------------------------------
                                       Name:   Joseph A. Kaczka
                                             --------------------------------
                                       Title:  V.P. Finance
                                              -------------------------------



                                       NIMISHILLEN & TUSCARAWAS, LLC,
                                         a Delaware limited liability company,

                                       By: /s/ Joseph A. Kaczka
                                           ----------------------------------
                                       Name:   Joseph A. Kaczka
                                             --------------------------------
                                       Title:  Vice President
                                              -------------------------------



                                       BLISS & LAUGHLIN, LLC,
                                         a Delaware limited liability company

                                       By: /s/ Joseph A. Kaczka
                                           ----------------------------------
                                       Name:   Joseph A. Kaczka
                                             --------------------------------
                                       Title:  Vice President
                                              -------------------------------



                                       REPUBLIC TECHNOLOGIES INTERNATIONAL
                                       HOLDINGS, LLC,
                                         a Delaware limited liability company

                                       By: /s/ Joseph A. Kaczka
                                           ----------------------------------
                                       Name:   Joseph A. Kaczka
                                             --------------------------------
                                       Title:  Vice President
                                              -------------------------------


                                       REPUBLIC ENGINEERED PRODUCTS LLC,
                                         a Delaware limited liability company

                                       By: /s/ Michael Psaros
                                           ----------------------------------
                                       Name:   Michael Psaros
                                       Title:  President

CONSENTED TO:


THE BANK OF NEW YORK,
as trustee and collateral agent as aforesaid


By: /s/ Gary S. Bush, V.P.
    --------------------------------
Name:   Gary S. Bush
Title:  Vice President

                                   SCHEDULE I

Seller will operate the following Transition Assets after the Closing Date to convert in-process inventory and to ship finished product. Billets, hot rolled bars, and cold finished bars will be handled, rolled, finished, stored, and shipped by Seller's employees utilizing the Transition Assets. Listed below are the Transition Assets to be utilized and the expected shutdown dates:

              Transition Asset                       Shutdown Date
              ----------------                       -------------
                  Chicago                               8-11-02
              Lorain 12" Mill                           8-31-02
             Massillon 18" Mill                        12-21-02
               Canadian Drawn                           -------

Purchaser will reimburse Seller for costs incurred to convert and ship product as follows:

     . Salaries, wages and labor-related expenses including only base pay, overtime premium, incentive earnings, shift differential, health insurance premiums or contributions, scheduled vacation pay, and FICA.

     . Purchase and payment for fuels, utilities, supplies, and services required for conversion and shipment of steel products.

     . Costs of providing administrative support (other than the salaries, wages and labor-related expenses described above) including payroll, safety, human resources, accounting, IT services, production scheduling, maintenance, and transportation services.

The attached schedule includes the monthly budget for anticipated incurred costs to operate the above Transition Assets. This budget does not include any idling, shutdown, caretaker, or disposal costs.


                                                              Aug 02       Sep 02       Oct 02      Nov 02      Dec 02
                                                              ------       ------       ------      ------      ------
                                                                            (all amounts in thousands)
CHICAGO FINISHING
-----------------
Shipments - mnt                                                  3.0
# of Employees                                                    15
Direct Labor & Benefits                                       $   60
Fuel, Utilities, Gases                                        $   12
Support & Services                                            $    6
Non-Labor R&M                                                      0
Consumables & Supplies                                        $    6
                                                              ------
     Total                                                    $   84

LORAIN 12" ROLLING MILL
-----------------------
Production - mnt                                                22.5
# of Employees                                                   166
Direct Labor & Benefits                                       $  970
Distributed Labor & Spending                                  $  168
Fuel, Utilities, Gases                                        $  375
Support & Services                                            $   84
Non-Labor R&M                                                 $   78
Consumables & Supplies                                        $  100
Outside Processing                                            $  675
                                                              ------
     Total                                                    $2,449

MASSILLON 18" ROLLING MILL
--------------------------
Production - mnt                                                30.1         28.1         31.7         23.4     F&S Only
# of Employees                                                   297          297          297          297          107
Direct Labor & Benefits                                       $1,785       $1,785       $1,785       $1,694       $  516
Distributed Labor & Spending                                  $   82       $  $78       $   81       $   78       $    0
Fuel, Utilities, Gases                                        $  355       $  344       $  363       $  270       $   75
Support & Services                                            $   87       $   86       $   78       $   63       $   20
Non-Labor R&M                                                 $  103       $   73       $   76       $   50       $   10
Consumables & Supplies                                        $  128       $  119       $  111       $   64       $   10
Outside Processing                                            $    0       $    0       $    0       $    0       $    0
                                                              ------       ------       ------       ------       ------
     Total                                                    $2,539       $2,486       $2,493       $2,220       $  631

CANADIAN DRAWN
--------------
Production - mnt                                                 4.0          3.7          4.0          3.8          3.5
# of Employees                                                    80           80           80           80           80
Purchased Rough Stock                                         $1,882       $1,742       $1,882       $1,787       $1,647
Direct Labor & Benefits                                       $  284       $  284       $  284       $  284       $  284
Fuels, Utilities, Gases                                       $   25       $   24       $   25       $   25       $   24
Support & Service                                             $   11       $   10       $   11       $   10       $    9
Non-Labor R&M                                                 $   20       $   19       $   20       $   20       $   19
Consumables & Supplies                                        $   40       $   37       $   40       $   38       $   35
     Total                                                    $2,262       $2,116       $2,262       $2,164       $2,018

OPERATING BUDGET TOTAL                                        $7,334       $4,602       $4,755       $4,384       $2,649

                                   SCHEDULE II

                              Additional Contracts


1. Lease dated June 13, 1994, as thereafter amended on February 12, 2001 between Republic Technologies International, LLC and MB Operating Co., Inc. The Lease is recorded in Volume 1674, Page 867, Stark County, Ohio Records.

2. Lease dated August 30, 1945 between The Garaux Brothers Company, as Lessor, and The East Ohio Gas Company, as assigned. The Lease is recorded in Volume 79, Page 259, Stark County, Ohio Records. The assignments are recorded in Volume 110, Page 631, and as Instrument No. 95020993, Stark County, Ohio Records.